Exhibit 99.1

Press release

RBC Bearings Incorporated Announces Fiscal 2017 Fourth Quarter Results

Oxford, CT – May 31, 2017 – RBC Bearings Incorporated (Nasdaq: ROLL), a leading international manufacturer of highly-engineered precision bearings and components for the industrial, defense and aerospace industries, today reported results for the fourth quarter of fiscal year 2017.

Fourth Quarter Highlights

	Fiscal 2017		Fiscal 2016		Change
($ in millions)	GAAP	Adjusted (1)	GAAP	Adjusted (1)	GAAP	Adjusted (1)
Net sales	$160.2	$160.2	$162.3	$162.3	-1.3%	-1.3%
Gross margin	$63.2	$63.2	$60.4	$60.4	4.7%	4.7%
Gross margin %	39.5%	39.5%	37.2%	37.2%
Operating income	$34.4	$34.4	$30.8	$32.5	11.5%	5.7%
Operating income %	21.5%	21.5%	19.0%	20.0%
Net income	$21.6	$21.6	$18.9	$20.2	14.1%	6.7%
Diluted EPS	$0.90	$0.90	$0.81	$0.86	11.1%	4.7%

(1)	Results exclude items in reconciliation below.

Twelve Month Highlights

	Fiscal 2017		Fiscal 2016		Change
($ in millions)	GAAP	Adjusted (1)	GAAP	Adjusted (1)	GAAP	Adjusted (1)
Net sales	$615.4	$615.4	$597.5	$597.5	3.0%	3.0%
Gross margin	$229.6	$233.2	$218.8	$226.0	4.9%	3.2%
Gross margin %	37.3%	37.9%	36.6%	37.8%
Operating income	$113.7	$121.4	$103.8	$118.8	9.5%	2.1%
Operating income %	18.5%	19.7%	17.4%	19.9%
Net income	$70.6	$75.4	$63.9	$73.8	10.5%	2.2%
Diluted EPS	$2.97	$3.17	$2.72	$3.14	9.2%	1.0%

(1)	Results exclude items in reconciliation below.

“During the fourth quarter the business continued to perform well, delivering margin and earnings growth while generating meaningful cash flow,” said Dr. Michael J. Hartnett, Chairman and Chief Executive Officer. “The ongoing integration of Sargent into our portfolio is allowing us to return to stronger margin levels typical of the RBC Bearings model. We continue to allocate our growing cash flow toward reducing our debt while also repurchasing stock and investing in the business. Looking ahead, we are well-positioned to capture growing demand in our primary markets.”

Fourth Quarter Results

Net sales for the fourth quarter of fiscal 2017 were $160.2 million, a decrease of 1.3% from $162.3 million in the fourth quarter of fiscal 2016. Net sales for the aerospace markets decreased 3.2% and the industrial markets increased 2.6%. Gross margin for the fourth quarter of fiscal 2017 was $63.2 million compared to $60.4 million for the same period last year. Gross margin as a percentage of net sales was 39.5% in the fourth quarter of fiscal 2017 compared to 37.2% for the same period last year.

SG&A for the fourth quarter of fiscal 2017 was $26.2 million matching the same period last year. As a percentage of net sales, SG&A was 16.4% for the fourth quarter of fiscal 2017 compared to 16.1% for the same period last year.

Other operating expenses for the fourth quarter of fiscal 2017 totaled $2.6 million compared to $3.3 million for the same period last year. For the fourth quarter of fiscal 2017, other operating expenses were comprised mainly of $2.4 million of amortization of intangible assets and $0.2 million of other items. Other operating expenses last year consisted primarily of $2.4 million in amortization of intangibles, $1.7 million litigation reserve offset by $0.8 million of other income.

Operating income for the fourth quarter of fiscal 2017 was $34.4 million compared to operating income of $30.8 million for the same period last year. Excluding the litigation reserve in the fourth quarter last year, adjusted operating income would have been $32.5 million for the fourth quarter of fiscal 2016. Excluding the fiscal 2016 adjustment, operating income as a percentage of net sales would have been 21.5% compared to 20.0% for the same period last year.

Interest expense, net was $2.0 million for the fourth quarter of fiscal 2017 compared to $2.5 million for the same period last year.

Income tax expense for the fourth quarter of fiscal 2017 was $10.7 million compared to $9.0 million for the same period last year. Our effective income tax rate for the fourth quarter of fiscal 2017 was 33.2% compared to 32.3% for the same period last year.

Net income for the fourth quarter of fiscal 2017 was $21.6 million compared to $18.9 million for the same period last year. On an adjusted basis, net income would have been $20.2 million for the fourth quarter of fiscal 2016.

Diluted EPS for the fourth quarter of fiscal 2017 was 90 cents per share compared to 81 cents per share for the same period last year. On an adjusted basis, diluted EPS for the fourth quarter of fiscal 2016 would have been 86 cents per share.

Backlog, as of April 1, 2017, was $354.1 million compared to $346.4 million for the same period last year.

Live Webcast

RBC Bearings Incorporated will host a webcast at 11:00 a.m. ET today to discuss the quarterly results. To access the webcast, go to the investor relations portion of the Company’s website, www.rbcbearings.com, and click on the webcast icon. If you do not have access to the Internet and wish to listen to the call, dial 844-419-1755 (international callers dial 216-562-0468) and provide conference ID # 14410110. An audio replay of the call will be available from 2:00 p.m. ET May 31st, 2017 until 11:59 p.m. ET June 7th , 2017. The replay can be accessed by dialing 855-859-2056 (international callers dial 404-537-3406) and providing conference call ID # 14410110. Investors are advised to dial into the call at least ten minutes prior to the call to register.

Non-GAAP Financial Measures

The Company prepares and publicly releases quarterly unaudited financial statements prepared in accordance with U.S. GAAP. In accordance with the Securities and Exchange Commission (the “SEC”) guidance on Compliance and Disclosure Interpretations, the Company also discloses and discusses certain non-GAAP financial measures in our public releases which are identified as “adjusted” that exclude certain items. Management uses these non-GAAP financial measures to provide additional information which is useful to gain an understanding of the factors and trends affecting our business. Management believes these disclosures assist in understanding the trends of our operating performance when comparing periods both historically and prospectively. As a result, the Company also believes disclosure of these non-GAAP measures helps investors evaluate the business in the same manner as Management. The non-GAAP measures disclosed within this press release exclude certain items that arise outside the ordinary course of the Company’s continuing operations, including, but not limited to, integration and restructuring charges, acquisition costs, gains and losses on foreign exchange, and non-discrete tax benefits and expenses. Investors should consider non-GAAP measures in addition to, not as a substitute for, financial measures prepared in accordance with U.S. GAAP. A reconciliation of the non-GAAP measures disclosed in the press release with the most comparable U.S. GAAP measures are included in the financial tables attached to this press release.

About RBC Bearings

RBC Bearings Incorporated is an international manufacturer and marketer of highly engineered precision bearings and components. Founded in 1919, the Company is primarily focused on producing highly technical or regulated bearing products and components requiring sophisticated design, testing and manufacturing capabilities for the diversified industrial, aerospace and defense markets. The Company is headquartered in Oxford, Connecticut.

Safe Harbor for Forward Looking Statements

Certain statements in this press release contain “forward-looking statements.” All statements other than statements of historical fact are “forward-looking statements” for purposes of federal and state securities laws, including the section of this press release entitled “Outlook”; any projections of earnings, revenue or other financial items relating to the Company, any statement of the plans, strategies and objectives of management for future operations; any statements concerning proposed future growth rates in the markets we serve; any statements of belief; any characterization of and the Company’s ability to control contingent liabilities; anticipated trends in the Company’s businesses; and any statements of assumptions underlying any of the foregoing. Forward-looking statements may include the words “may,” “estimate,” “intend,” “continue,” “believe,” “expect,” “anticipate,” and other similar words. Although the Company believes that the expectations reflected in any forward-looking statements are reasonable, actual results could differ materially from those projected or assumed in any of our forward-looking statements. Our future financial condition and results of operations, as well as any forward-looking statements, are subject to change and to inherent risks and uncertainties beyond the control of the Company. These risks and uncertainties include, but are not limited to, risks and uncertainties relating to general economic conditions, geopolitical factors, future levels of general industrial manufacturing activity, future financial performance, market acceptance of new or enhanced versions of the Company’s products, the pricing of raw materials, changes in the competitive environments in which the Company’s businesses operate, the outcome of pending or future litigation and governmental proceedings and approvals, estimated legal costs, increases in interest rates, the Company’s ability to meet its debt obligations, the Company’s ability to acquire and integrate complementary businesses, and risks and uncertainties listed or disclosed in the Company’s reports filed with the Securities and Exchange Commission, including, without limitation, the risks identified under the heading “Risk Factors” set forth in the Company’s most recent Annual Report filed on Form 10-K. The Company does not intend, and undertakes no obligation, to update or alter any forward-looking statements.

Contacts

RBC Bearings

Daniel A. Bergeron

203-267-5028

dbergeron@rbcbearings.com

Alpha IR Group

Michael Cummings

617-461-1101

investors@rbcbearings.com

RBC Bearings Incorporated

Consolidated Statements of Operations

(dollars in thousands, except share and per share data)

(Unaudited)

	Three Months Ended		Twelve Months Ended
	April 1,	April 2,	April 1,	April 2,
	2017	2016	2017	2016

Net sales	$160,210	$162,252	$615,388	$597,472
Cost of sales	96,981	101,877	385,792	378,694
Gross margin	63,229	60,375	229,596	218,778

Operating expenses:
Selling, general and administrative	26,226	26,202	102,922	98,721
Other, net	2,614	3,344	12,981	16,216
Total operating expenses	28,840	29,546	115,903	114,937

Operating income	34,389	30,829	113,693	103,841

Interest expense, net	2,047	2,500	8,706	8,722
Other non-operating (income) expense	52	378	103	334
Income before income taxes	32,290	27,951	104,884	94,785
Provision for income taxes	10,705	9,027	34,261	30,891
Net income	$21,585	$18,924	$70,623	$63,894

Net income per common share:
Basic	$0.91	$0.81	$3.00	$2.75
Diluted	$0.90	$0.81	$2.97	$2.72

Weighted average common shares:
Basic	23,713,311	23,238,542	23,521,615	23,208,686
Diluted	23,984,298	23,507,580	23,784,636	23,508,418

	Three Months Ended		Twelve Months Ended
Reconciliation of Reported Gross Margin to	April 1,	April 2,	April 1,	April 2,
Adjusted Gross Margin:	2017	2016	2017	2016

Reported gross margin	$63,229	$60,375	$229,596	$218,778
Inventory purchase accounting adjustment	-	-	382	7,188
Integration and restructuring	-	-	3,215	-
Adjusted gross margin	$63,229	$60,375	$233,193	$225,966

	Three Months Ended		Twelve Months Ended
Reconciliation of Reported Operating Income to	April 1,	April 2,	April 1,	April 2,
Adjusted Operating Income:	2017	2016	2017	2016

Reported operating income	$34,389	$30,829	$113,693	$103,841
Inventory purchase accounting adjustment	-	-	382	7,188
Integration and restructuring	-	-	7,282	999
Acquisition costs	-	-	-	5,097
Litigation reserve	-	1,696	-	1,696
Adjusted operating income	$34,389	$32,525	$121,357	$118,821

Reconciliation of Reported Net Income and Net Income	Three Months Ended		Twelve Months Ended
Per Common Share to Adjusted Net Income and	April 1,	April 2,	April 1,	April 2,
Adjusted Net Income Per Common Share:	2017	2016	2017	2016

Reported net income	$21,585	$18,924	$70,623	$63,894
Inventory purchase accounting adjustment (1)	-	-	257	4,789
Integration and restructuring (1)	-	-	4,987	666
Acquisition costs (1)	-	-	-	3,402
Litigation reserve (1)	-	1,149	-	1,149
Loss on extinguishment of debt (1)	-	-	-	127
Foreign exchange translation loss (gain) (1)	-	164	(199)	(32)
Discrete tax loss (benefit)	-	-	(238)	(204)
Adjusted net income	$21,585	$20,237	$75,430	$73,791

(1)	After tax impact.

Adjusted net income per common share:
Basic	$0.91	$0.87	$3.21	$3.18
Diluted	$0.90	$0.86	$3.17	$3.14

Weighted average common shares:
Basic	23,713,311	23,238,542	23,521,615	23,208,686
Diluted	23,984,298	23,507,580	23,784,636	23,508,418

	Three Months Ended		Twelve Months Ended
	April 1,	April 2,	April 1,	April 2,
Segment Data, Net External Sales:	2017	2016	2017	2016

Plain bearings segment	$72,593	$73,079	$277,700	$270,534
Roller bearings segment	28,697	28,014	109,483	112,039
Ball bearings segment	16,469	14,859	58,448	53,650
Engineered products segment	42,451	46,300	169,757	161,249
	$160,210	$162,252	$615,388	$597,472

	Three Months Ended		Twelve Months Ended
	April 1,	April 2,	April 1,	April 2,
Selected Financial Data:	2017	2016	2017	2016

Depreciation and amortization	$6,894	$6,637	$27,372	$25,807

Incentive stock compensation expense	$3,197	$3,007	$12,111	$10,200

Adjusted operating income plus depreciation/amortization plus incentive stock compensation expense	$44,480	$42,169	$160,840	$154,828

Cash provided by operating activities	$26,667	$21,560	$101,242	$83,360

Capital expenditures	$6,479	$6,229	$20,894	$20,864

Total debt			$269,800	$363,696

Cash and short-term investments			$38,923	$39,208

Repurchase of common stock			$4,754	$10,492

Backlog			$354,068	$346,442